ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN

                      INTERNETWORKING SCIENCES CORPORATION,

                                       AND

                           INTERNETWORK EXPERTS, INC.

                          Dated as of October 27, 2000


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                                TABLE OF CONTENTS

                                LIST OF SCHEDULES

          Schedule 2.1(a)   -        Inventory in Transit
          Schedule 2.1(b)   -        Customer List
          Schedule 2.1(c)   -        Transferred Engagements
          Schedule 2.1(d)   -        Vendor Contracts
          Schedule 2.2(a)   -        Retained Engagements
          Schedule 2.2(f)   -        Real Property
          Schedule 2.4(a)iv -        Equipment Lease Obligations
          Schedule 2.4(a)v  -        Office Lease Obligations
          Schedule 2.8      -        Warranty Obligations
          Schedule 3.3      -        Consents and Approvals
          Schedule 3.5      -        Liens
          Schedule 3.6      -        Investigation or Litigation
          Schedule 3.10     -        Contracts
          Schedule 5.6      -        Transferred Employees

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 27, 2000, by and among INTERNETWORKING SCIENCES CORPORATION, a Delaware corporation ("Buyer"), and INTERNETWORK EXPERTS, INC., a Texas corporation ("Seller").

          In consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

1.        DEFINITIONS

          1.1 General Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

          "Accounts Receivable": As defined in Section 5.8(a) hereof.

          "Affiliate": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

          "Assets": As defined in Section 2.1 hereof.

          "Assumed Obligations": As defined in Section 2.4(a) hereof.

          "Buyer Indemnities": As defined in Section 9.1 hereof.

          "Closing": As defined in Section 7.1 hereof.

          "Closing Date": As defined in Section 7.1 hereof.

          "Code": The Internal Revenue Code of 1986, as amended.

          "Customer List": As defined in Section 2.1(b) hereof.

          "Damages": As defined in Section 9 hereof.

          "Environmental Requirements": All federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and obligations concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous, toxic or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "Excluded Assets": As defined in Section 2.2 hereof.

          "Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

          "Indemnification Cap": As defined in Section 9.3 hereof.

          "Indemnification Notice": As defined in Section 9.4 hereof.

          "Inventory in Transit": As defined in Section 2.1(a) hereof.

          "Knowledge": In the case of knowledge of Seller, "Knowledge" shall mean the actual knowledge of any director or officer of Seller.

          "Lien": All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind, other than (a) liens for taxes not yet due and payable and (b) liens securing rental payments under the Vehicle Leases.

          "Material Adverse Effect": Any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that will or can reasonably be expected to result in a cost, expense, charge, liability or diminution in value of the Assets individually or in the aggregate, equal to or greater than $25,000.00.

          "Non-Competition Agreement": The Non-Competition Agreement in a form acceptable to the buyer.

          "Operative Documents": This Agreement and all other agreements, instruments, documents, schedules and certificates executed and delivered by or on behalf of Seller or Buyer at or before the Closing pursuant to this Agreement.

          "Order": Any order, writ, injunction, decree, judgment, award or determination of any Governmental Body.

          "Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

          "Person": An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

          "Proceeding": Any action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice.

          "Public Announcement": As defined in Section 5.7 hereof.

          "Purchase Price": As defined in Section 2.3 hereof.

          "Retained Engagements": As defined in Section 2.2(a) hereof.

          "Retained Liabilities": As defined in Section 2.4(b) hereof.

          "SEC": The Securities and Exchange Commission.

          "Seller Indemnities": As defined in Section 9.2 hereof.

          "Subsidiary" or "Subsidiaries": With respect to any person shall mean any other person of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of or other governing body such other person is at the time directly or indirectly owned or controlled by such first person, or by such first person and one or more of its Subsidiaries.

          "Tax Obligations": Any Taxes which are attributable or related to the assets or the operations of Seller for any periods ending on or before the Closing Date or which may be applicable because of the Transactions.

          "Taxes": Any federal, state, local or foreign income, sales, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule, regulation or order.

          "Third Party Consents": As defined in Section 6.1(f) hereof.

          "Threatened": Any matter or thing will be deemed to have been Threatened when used herein with respect to any party if that party has received notice, in writing, from the Person to whom the threat is attributable, or such Person's agents, which makes specific reference to and clearly identifies the matter or thing being threatened.

          "Transaction" or "Transactions": The acquisition of the Assets and the performance of the other covenants and transactions described in this Agreement.

          "Transaction Expenses": The expenses incurred in connection with the preparation, negotiation, execution, delivery, satisfaction, compliance, consummation and performance of this Agreement and the Transactions, including all fees and expenses of counsel and representatives.

          "Transferred Engagements": As defined in Section 2.1(d) hereof.

          "Transferred Engagement Contract": Any contract or agreement, whether written or oral, relating to any Transferred Engagement.

          "Unidentified Payment": As defined in Section 5.8(f) hereof.

          "Vendor Contracts": As defined in Section 2.1 (e) hereof.

          "Warranty Cap": As defined in Section 2.5 hereof.

          "Warranty Obligations": As defined in Section 2.5 hereof.

          Other defined terms shall have the meanings ascribed to such terms elsewhere herein.

2.        SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

          2.1 Agreement to Purchase and Sell. Subject to the applicable terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the following assets (such assets, specifically excluding the Excluded Assets, being collectively referred to as the "Assets"):

               (a) Inventory in Transit. All inventory of equipment and materials in transit as of the Closing Date from Seller's suppliers or in transit from Seller's suppliers directly to (or as ordered by) Seller's customers, including, without limitation, the equipment and materials that are listed on Schedule 2.1(a) hereto (the "Inventory in Transit");

               (b) Customer List. The list of all past and current customers of Seller, including, without limitation, those.customers listed on
          Schedule 2.1(b) hereto (the "Customer List");

               (c) Transferred Engagements. All outstanding engagements of Seller, including, without limitation, all work-in-progress, labor, parts, equipment, materials and Buyer orders, customer contracts and other written agreements with customers for such engagements, including, without limitation, the engagements described on Schedule 2.1(d) hereto (the "Transferred Engagements");

               (d) Vendor Contracts. The vendor contracts of Seller described on
          Schedule 2.1(e) hereto to the extent that an assignment is permitted there under (the "Vendor Contracts"). No Vendor Contract shall be assigned from Seller to Buyer until the applicable Third Party Consent has been obtained and Buyer and Seller agree not to require any assignment of such Vendor Contract to Buyer if the vendor requires that Buyer enter into a new contract or if the required Third Party Consent is not obtained;

               (e) Documents and Plans. All documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, studies, reports, and other printed or written materials of or used by Seller in connection with the Transferred Engagements;

               (f) Warranty Rights. To the extent transferable, the benefit of and the right to enforce warranties, if any, that Seller is entitled to enforce covering all or any part of the Assets;

               (g)  Telephone  Numbers.  The  telephone  and  facsimile  numbers
          specifically   assigned  for  use  by  Seller,   being   972-702-1726,
          972-702-1725 and 800-254-1875; and

               (h) Domain Names. The Domain names of inetx.com, inetx.net and Inetexperts.com.

               (i) Name. All right title and interest to the name Internetwork Experts.

               (j) Copy of Records. Seller hereby agrees to maintain a copy (but not the originals of) all accounting and tax records and customer and sales records of Seller, all supplier records of Seller, all personnel records of Seller and all other books and records of Seller for a period of three (3) years after Closing and shall permit Buyer to have reasonable access to all such records and to make copies thereof to the extent necessary and appropriate for its ownership and operation of the Assets of Seller;

          2.2 Excluded Assets. Seller shall retain, and the Assets shall not include, any assets of Seller not expressly listed in Section 2.1 above (the "Excluded Assets"), including, without limitation, the following:

               (a) Retained Engagements. The retained engagements, including without limitation, all work-in-progress, labor, parts, equipment, materials and the purchase orders, contracts and other written agreements for the retained engagements (the "Retained Engagements")(as listed on Schedule 2.2(a);

               (b) Inventory. All inventory, parts, raw materials, supplies and other materials held or used by Seller other than Inventory in Transit;

               (c) Accounts Receivable. All of Seller's accounts receivable, including receivables due from suppliers and rebates due from suppliers and including receivables now and in the future under the Retained Engagements except any rebates relating to Inventory in Transit;

               (d) Notes Receivable. All notes receivable;

               (e) Cash. All cash and cash equivalents;

               (f) Real Property. All real property (except to the extent of Buyer's leasehold rights in the Subleased Real Property)(as listed on
          Schedule 2.2(g));

               (g) Records. Seller will provide within 60 days of closing, a copy of all accounting, customer and sales records of Seller, a copy of the Dell laptop leases, all supplier and Buyer records of Seller, all personnel records of Seller and all other books and records of Seller; and Seller hereby agrees to maintain such records for a period of three (3) years after Closing and shall permit Buyer to have reasonable access to all such records and to make copies thereof to the extent necessary and appropriate for its ownership and operation of the Assets of Seller;

               (h) Insurance Matters. All insurance proceeds, insurance claims, prepaid insurance premiums and claims for refunds of insurance premiums; and

               (i) Other Rights and Interests. All right, title and interest of Seller in and to all claims, causes of action or proceedings relating or pertaining to Seller to the extent accruing before the Closing Date.

          2.3 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration for Buyer's acquisition of the Assets and transfer of employees, Buyer shall pay Seller

               (a) TWO HUNDRED THOUSAND DOLLARS ($200,000.00), payable at Closing by certified or cashier's check; and

               (b) TWENTY FIVE THOUSAND ($25,000.00), payable within sixty (60) days after close of the sale provided that the Cisco Professional
          Services Subcontractor(PSS) designation has been successfully transferred to buyer and there are no transfer issues left outstanding with Cisco and an additional TWENY FIVE THOUSAND ($25,000.00), payable within ten (10) days after Buyer is designated a Cisco Professional Services Consulting Partner(PSP) by Cisco for the United States region, if such designation is obtained by Buyer within six (6) months after the Closing Date.

          2.4   Assumption of Liabilities.

               (a) Assumed Obligations. Subject to and upon all of the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge the following obligations and liabilities of Seller (collectively, the "Assumed Obligations"):

                    (i)   Warranty   Obligations.   All   warranty  and  service
               obligations expressly set forth in the Transferred Engagement Contracts;

                    (ii) Vendor Contracts. All executory obligations and related liabilities accruing exclusively after Closing, and based solely upon events occurring after Closing, under the Vendor Contracts assigned to Buyer;

                    (iii) Transferred  Engagements.  All obligations and related liabilities expressly set forth in the Transferred Engagement Contracts to the extent related to, arising out of or attributable to the period after the Closing Date;

                    (iv) Assumption of Laptop Leases. Obligations and liabilities related to, arising out of or attributable to the period after the Closing Date under the leases associated with the Dell notebook computers used by the transferred employees identified in Schedule 2.4(a)iv ("Equipment Lease Obligations"); and

                    (v) Assumption of a Portion of Office Lease. Obligations and
               liabilities related to, arising out of or attributable to the period after the Closing Date under the office lease that is defined in Schedule 2.4(a)v ("Office Lease Obligations").

               (b) Retained Liabilities. Except as provided in Section 2.5, Buyer will not assume or agree to pay, perform or discharge, and shall not be responsible for, any liabilities or obligations of Seller (collectively, "Retained Liabilities"), whether accrued, absolute, contingent or otherwise, including without limitation, liabilities or obligations based on, arising out of, or in connection with:

                    (i) Transaction Expenses.  Any Transaction Expenses incurred by Seller;

                    (ii) Pre-Closing. Any events or circumstances related to, arising out of, attributable to or occurring in the period prior to the Closing Date;

                    (iii) Taxes. Any Taxes and Tax Obligations which are attributable or relating to the Assets or Seller, for any periods ending on or before the Closing Date, or which may be applicable to Seller because of Seller's sale of any of the Assets to Buyer;

                    (iv) Leases and Indebtedness. Any lease obligations or indebtedness of Seller other than those executory obligations and related liabilities accruing exclusively, or based upon events occurring solely, after Closing relating to the Equipment Lease Obligations, the Office Lease Obligations or the Vendor Contracts;

                    (v) Intellectual Property. Any unlicensed or unauthorized use by Seller of any trademark, patent or other intellectual property rights;

                    (vi) Other  Obligations.  Any note, account payable or other obligation to any person, entity or Governmental Body, except to the extent otherwise expressly assumed herein; and

                    (vii) Claims or Conditions. Any claims or conditions, to the extent relating to accruing or arising out of the period on or prior to the Closing Date, arising under any federal, state or foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees attributable or relating to the Assets (including, without limitation, the operation thereof) or Seller.

          2.5 Warranty. For a period of twelve (12) months after Closing, Buyer agrees to provide Seller with warranty service coverage on those standard warranty, extended warranty and service contract obligations described on
Schedule 2.8 hereto relating to equipment sold and/or installed by Seller prior to the Closing Date on those engagements also identified on Schedule 2.8 hereto (the "Warranty Obligations"); provided, however, that Buyer's Warranty Obligations shall not exceed $10,000.00 in the aggregate (the "Warranty Cap"). Buyer shall provide to Seller, at Seller's request, a statement containing the amount of Warranty Obligations performed by Buyer for the preceding calendar month, as well as the total amount of Warranty Obligations performed by Buyer since Closing. Buyer shall charge Seller at the rate of $100.00 per hour or the actual amount charged to Buyer if independent contractors are used to perform such work, plus all out-of-pocket expenses incurred by Buyer (the "Warranty Rate"). After the Warranty Cap is exceeded, Seller shall pay Buyer for all additional work performed by Buyer on the Warranty Obligations in accordance with Buyer's standard invoice terms at the Warranty Rate, plus an overhead charge of ten percent (10%) on all labor, costs (other than costs of materials) and expenses. Buyer agrees to obtain the consent of Seller prior to performing any warranty work pursuant to this Section 2.5 that is expected to exceed $500.00.

          2.6 Further Assurances. At the Closing, and at all times thereafter as may be reasonably necessary, Seller and Buyer shall each execute and deliver to the other party such instruments of transfer and other documents as shall be reasonably necessary or appropriate to vest in Buyer title of the type specified herein to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement.

          2.7 Transfer of Employees. Seller agrees that the amount of the purchase price is significantly based on the transfer of all employees listed in schedule(5.6). If any employees fail to transfer this would have a significant effect on the purchase price.

3.        REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date, regardless of what investigations, in any Buyer shall have made prior to the date hereof or prior to the Closing:

          3.1 Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full corporate power and authority to own and lease the Assets and to carry on the business of Seller as it is now being conducted.

          3.2 Authority Relative to this Agreement. Seller has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Seller of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity. Seller will take all corporate action that is necessary for Seller to complete the Transactions to be completed by Seller pursuant to this Agreement.

          3.3 Consents and Approvals. Except as set forth in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions by Seller requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person, except as for those consents, if any, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

          3.4 No Violations. The execution, delivery and performance of this Agreement by Seller, the consummation by Seller of the Transactions and compliance by Seller with the provisions hereof do not and will not (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of Seller, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller may be bound, except to the extent that such result would not have a Material Adverse Effect, (c) result in the creation or imposition of any Lien on any of the Assets, (d) violate any Order, statute, rule or regulation applicable to Seller, except to the extent that such violation would not have a Material Adverse Effect, or (e) violate any territorial restriction on Seller or any Non-Competition or similar agreement.

          3.5 Title to and Condition of Assets and Property. Except as specifically set forth in Schedule 3.5 hereto, Seller has good title to, or a valid leasehold interest in, all of the Assets and the Assets are free and clear of all Liens. To Seller's Knowledge, the Assets constitute all of the material assets and properties, real and personal, tangible and intangible, that are held or used by Seller in the conduct of Seller as presently being conducted.

          3.6 Investigation or Litigation. Except as set forth on Schedule 3.6 hereto, there is no Proceeding pending or, to Seller's Knowledge, Threatened against, relating to or affecting the Assets. Seller is not subject to any currently existing Proceeding by any Governmental Body relating to or affecting the Assets. To Seller's Knowledge, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of federal or state laws.

          3.7 Taxes. All Taxes that are due and payable by Seller, other than those presently payable without penalty or interest, have been paid, and Seller has filed (and, through the Closing Date, will file) all Tax reports and returns required by law to be filed by Seller. All such Tax reports and returns are true, complete and correct in all material respects with regard to Seller for the periods covered thereby. Seller is not delinquent in the payment of any material amount of Tax. There is no Tax deficiency asserted against Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller or any violation of any Tax law that could be asserted by any taxing authority. There are no Tax related Liens upon any properties or assets of Seller nor has notice been given of any event which could lead to any such Lien. No Internal Revenue Service, state or local, audit, investigation or Proceeding of Seller is pending or, to Seller's knowledge, Threatened. Seller has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. Seller has not committed any material violation of any Tax laws. All monies required to be withheld by Seller from employees, if any, independent contractors, or others or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and records of Seller. Consummation of the Transactions will not result in any Tax Obligations on the Assets.

          3.8 No Brokers. Seller has no liability for any brokerage fees, commissions or finders' fees in connection with the Transactions, except for which Seller will be solely responsible.

          3.9 Insurance. All the insurance policies maintained by Seller in respect of the Assets and Seller are in full force and effect, and all insurance premiums relating to such insurance policies have been paid.

          3.10 Contracts. Schedule 3.10 hereto sets forth a true and correct list of all of the Vendor Contracts and the Transferred Engagement Contracts
(and summaries of all oral commitments which, to Seller's Knowledge, have been made by Seller) relating thereto (the "Transferred Contracts") and Seller has made available for review by Buyer copies of such Transferred Contracts prior to the date hereof. There exists no material breach or default under any of such Transferred Contracts, Equipment Lease Obligations or Office Lease Obligations by Seller, or, to the Knowledge of Seller, any other party thereto.

          3.11 Permits. All permits to conduct business are valid, and Seller has not received any notice that any Governmental Body intends to cancel, terminate or not renew any such Permit. Seller has not been, and is not now, in material breach of any Permit.

          3.12 Environmental Matters.

               (a) Compliance Generally. To Seller's Knowledge, Seller is in material compliance with all Environmental Requirements.

               (b) Claims. To Seller's Knowledge, Seller has not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under the Environmental Requirements.

               (c) Scope of Environment Representations. This Section 3.12 contains the sole and exclusive representations and warranties of Seller with respect to environmental, health and safety requirements.

          3.13 Compliance with Laws. To Seller's Knowledge, Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, Orders or decrees applicable to the Assets and Seller, except where the failure to comply would not have a Material Adverse Effect, and, to Seller's Knowledge, there does not exist any basis for any claim or default under or violation of any such statute, law, ordinance, regulation, rule, judgment, Order or decree that would have a Material Adverse Effect.

          3.14 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 3, BUYER IS PURCHASING THE ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3 SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED OBLIGATIONS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

4.        REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date, regardless of what investigations, if any, Seller shall have made prior the date hereof or prior to the Closing:

          4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Authority Relative to this Agreement. Buyer has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Buyer of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

          4.3 Consents and Approvals. Except as set forth in or otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

          4.4 No Brokers. Buyer has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

5.        ADDITIONAL AGREEMENTS

          5.1 Further Assurances. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Each of the parties hereto further agrees that it will cooperate with the other party after the consummation of the Transactions for the purpose of providing Buyer with the information and access to information necessary to ensure Buyer with a reasonably smooth transition of the Assets and Assumed Obligations to Buyer.

          5.2 Agreement Regarding Brokers. Each party agrees that it will pay or dispute, and hold the other party harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

          5.3 Notice. Seller and Buyer shall each promptly give notice to the other party upon becoming aware of the occurrence or failure to occur, or the impending or Threatened occurrence or failure to occur, of any event that would cause or constitute any of its representations or warranties being or becoming untrue.

          5.4 Information for Tax Returns. Seller shall cooperate with Buyer after the Closing by providing Buyer, within a reasonable time following Buyer's request, such records and other information regarding the Assets and/or Seller as may reasonably be requested from time to time by Buyer in connection with the preparation or audit of Buyer's federal, state and local income and other Tax returns, and audits, disputes, refund claims or litigation relating thereto. In such connection, Seller will afford Buyer's representatives, including Buyer's independent tax advisers and others, access to Seller's books and records relating to the Assets.

          5.5 Payment of Liabilities. Following the Closing, Seller shall promptly pay or otherwise satisfy all claims or liabilities relating to the Assets incurred through the Closing Date, other than the Assumed Obligations and other than claims or liabilities being disputed by Seller in good faith.

          5.6 Employment of Certain of Seller's Employees by Buyer. Schedule 5.6 lists the employees of Seller who may be offered employment by Buyer from and after the Closing Date. The employees of Seller listed on Schedule 5.6 who accept Buyer's offers of employment after Closing are referred to as "Transferred Employees."

          5.7 Confidentiality. It is agreed by Buyer that any information concerning the business or operations of Seller (other than information relating to the Assets or Assumed Obligations) disclosed to Buyer or its counsel, accountants, lenders or other representatives prior to or after the date of this Agreement shall be treated as confidential and proprietary information, shall not be disclosed to any third party, and shall be safe-guarded by Buyer using the same degree of care as it uses in protecting its own confidential information, in each case, unless such information is or becomes available in the public domain or public record or knowledge other than as a result of a breach by Buyer of its obligations under this Section or the disclosure of which is required by any applicable law, rule, regulation or Order or becomes available to Buyer on a non-confidential basis from a source other than Seller or its representatives. It is agreed by Seller that any information concerning the business or operations of Buyer disclosed to Seller or its counsel, accountants, lenders or other representatives prior to or after the date of this Agreement shall be treated as confidential and proprietary information, shall not be disclosed to any third party and shall be safeguarded by Seller using the same degree of care as it uses in protecting its own confidential information, in each case unless such information is or becomes available in the public domain or public record or knowledge other than as a result of a breach by Seller of its obligations under this Section or the disclosure of which is required by any applicable law, rule, regulation or Order or becomes available to Seller on a non-confidential basis from a source other than Buyer or its representatives. At or immediately after Closing, Buyer and Seller shall mutually agree upon a press release for the Proposed Transaction (the "Public Announcement"). It is required that both parties not disclose the transaction price unless required by law.

          5.8 Accounts Receivable.

               (a) Seller's Accounts. Seller and Buyer acknowledge and agree that all customer accounts receivable of Seller that arose prior to the Closing Date (including those arising from Retained Engagements), and all trade accounts receivable of Seller and all rebates receivable from vendors arising at any time (except the sales relating to Inventory in Transit)(the "Accounts Receivable") are and shall remain the assets of Seller. Seller represents and warrants to Buyer that there are no Accounts Receivable relating to the Transferred Engagements. Subject to the rights of Buyer contained in the last sentence of this Section 5.8(a), Seller shall have sole and exclusive authority to invoice and collect Accounts Receivable and to issue correction invoices and credit memos with respect to such accounts, and nothing in this Agreement shall prevent Seller from retaining all rights of a creditor under applicable law, including, without limitation, the right to take legal action against its account debtors seeking to collect amounts owed. Seller shall use its commercially reasonable efforts to keep Buyer reasonably informed of any disputes with any customers relating to Accounts Receivable and Seller's denial of any customer request for a credit or correction with respect to an Account Receivable.

               (b) Collection. Buyer and Seller shall cooperate with each other and use commercially reasonable efforts to maximize the collection by Seller of all Accounts Receivable. Buyer shall allow Seller reasonable access to Transferred Employees for that purpose, but Seller shall not disrupt the duties of Transferred Employees in so exercising its right of access to Transferred Employees.

               (c) Trust. Any payment received by one party to this Agreement after the Closing Date that properly belongs to another party shall be held in trust for the benefit of the party properly entitled to the payment and shall be paid over by the receiving party to the proper party as herein provided.

               (d) Seller Payment. In the event that Buyer receives a payment on an Account Receivable that is identified by Seller's invoice number, or that is otherwise accompanied by information identifying it as a payment belonging to Seller (a "Seller Payment"), Buyer, as the case may be, shall turn such Seller Payment over to Seller. Such Seller Payments shall be turned over to Seller without representation, warranty or guaranty by, or recourse against, Buyer.

               (e) Buyer Payment. Seller acknowledges that after the Closing, Buyer will generate accounts receivable from former customers of Seller, including, without limitation, customers under the Transferred Engagements. In the event that Seller receives a payment that is identified by Buyer's invoice number, or that is otherwise accompanied by information identifying it as a payment belonging to Buyer (a "Buyer Payment"), Seller shall turn such Buyer Payment over to Buyer. Such Buyer Payments shall be turned over to Buyer without representation, warranty or guaranty by, or recourse against, Seller.

               (f) Unidentified Payment. In the event that either party to this Agreement receives a payment from a former customer of Seller on or after the Closing Date as to which the owner is not clearly indicated on or with the payment (an "Unidentified Payment"), the party receiving the payment shall, within five (5) business days after its receipt, notify the other party hereto of the amount of the Unidentified Payment and the customer from which it was received, and the parties shall exchange pertinent records and otherwise cooperate in good faith to determine the party to which the Unidentified Payment belongs. If the parties are unable to resolve ownership of the Unidentified Payment from their records, the party who received the payment shall promptly contact the customer from whom the payment was received to obtain instructions as to which invoice(s) the customer intended its payment to be applied, and the instructions of the customer shall be binding on the parties.

               (g) Transfer of Funds. Each Seller Payment and each Buyer Payment shall be paid over to the party to which it belongs within five (5) business days after receipt. Each Unidentified Payment shall be paid to the party to which it belongs within five (5) business days after ownership of the payment is resolved. All payments belonging to another party but not paid over to the proper party shall bear interest from and after the next business day after the payment was due until paid at the rate of ten percent (10%) per annum.

          5.9 Name Change. Seller agrees to change Seller's corporate name to a name that is not similar to Internetwork Experts within sixty (60) days after the Closing Date by filing appropriate documents with the Texas Secretary of State, copies of which will be supplied to Buyer by Seller upon filing of such.

          5.10 Occasional Sale. Buyer and Seller believe that the purchase and sale of the Assets constitutes an occasional sale of the entire operating assets of a separate division of Seller within the meaning of Texas Tax Code ss. 151.304(b)(2) and Texas Administrative Code ss. 3.316(d).

          5.11 Purchase Price Allocation Buyer and Seller agree that the sale amount other than real property constitutes goodwill and that each other tax returns will reflect that.

6.        ITEMS DELIVERED AT CLOSING

          6.1 Items Delivered at Closing. At Closing, the following items have been executed and/or delivered:

               (a) Buyer's Officers' Certificate. Buyer has delivered to Seller an Officers' Certificate, dated the Closing Date, of Buyer certifying to the incumbency of the President, Secretary and other officers of Buyer executing any of the Operative Documents.

               (b) Closing Consideration. Buyer has delivered to Seller the Closing payment required by Section 2.3(a) hereof to be delivered at Closing.

               (c) Seller's Officers' Certificate. Seller has delivered to Buyer an Officers' Certificate, dated the Closing Date, of the President and Secretary of Seller certifying to (a) the Certificate of Incorporation of Seller (as certified to by an appropriate officer of the State issuing same), (b) the Bylaws of Seller, (c) the due adoption by the Board of Directors and stockholders of Seller of the resolutions attached hereto approving the execution and delivery of this Agreement, and the consummation of the Transactions, (d) the incumbency of the President, Secretary and other officers of Seller executing any of the Operative Documents, and (e) a Certificate of Good Standing of Seller for the State of Texas.

               (d) Delivery of Documents. Seller has delivered to Buyer all documents, instruments and schedules required hereunder.

               (e) Third Party Consents. Seller has delivered copies of all approvals and consents of third parties required on the part of Seller for consummation of the Transaction (the "Third Party Consents") and all necessary action has been taken to assign to Buyer the Transferred Engagement Contracts, the Vendor Contracts, the Equipment Lease Obligations, the Office Lease Obligations and any other material agreements between Seller and their suppliers, customers and third parties to the extent related to the Transactions in form and substance reasonably satisfactory to Buyer.

               (f) Resale Certificate. Buyer shall deliver to Seller a duly executed Texas resale certificate, reflecting Buyer's Texas sales and use tax permit, with respect to the Inventory in Transit

               (g) Employment Agreements. All Transferred Employees shall have executed Buyer's standard Employment Agreement.

               (h) Confidentiality Agreements. All Transferred Employees shall have executed Buyer's standard Confidentiality Agreement.



7.        CLOSING AND TERMINATION

          7.1 Closing Date. The closing for of the Transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller's premises on October 27, 2000 (the "Closing Date").

8.        SURVIVAL

          8.1 Survival of Representations and Warranties. The respective representations and warranties contained in this Agreement, and the Operative Documents shall survive the consummation of the Transactions contemplated in this Agreement and shall continue in full force and effect after the Closing for a period of two (2) year from the Closing at which time they shall expire, except as to claims made in respect thereof in writing by either party on or before the expiration of such period; provided, however that (a) the representations and warranties contained in Section 3.7 shall survive until the expiration of the statutory period of limitations for assessment of Tax deficiencies, including any extensions thereof, for each taxable year of Seller which begins before the Closing, and (b) the representations and warranties contained in Section 3.5 shall survive indefinitely. The covenants and agreements hereunder shall not be affected by the expiration of any representation or warranty pursuant to this Section 8.1 and shall survive indefinitely.

9.        INDEMNIFICATION

          The parties shall be entitled to  indemnification  as provided in this
Section 9. As used herein, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, suits, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, awards, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim, plus interest on any out-of-pocket losses, fines, penalties, awards, damages, costs and expenses, at the per annum rate equal to the lesser of (i) ten percent (10%) per annum, and (ii) the highest rate permitted by applicable law.

          9.1 Indemnification by Seller. Subject to the limitations contained in
Section 9.3, Seller shall indemnify and hold harmless Buyer, its Affiliates and its and their respective partners, members, managers, officers, directors, stockholders, agents and employees, and their respective heirs, successors and assigns (each a "Buyer Indemnitee" and collectively, the "Buyer Indemnities") against and from all Damages sustained or incurred by any Buyer Indemnitee, as a result of or arising out of or by virtue of:

               (a) any breach of any representation and warranty made by Seller to Buyer herein or in any closing document delivered to Buyer in connection herewith;

               (b) the breach by Seller or failure of Seller, directly or indirectly, including by virtue of action taken by its directors or officers acting in their capacity as such, to comply with any of the covenants or obligations of Seller under this Agreement;

               (c) any Retained Liabilities or Retained Engagements; or

               (d) the ownership, use or operation of the Assets or Seller on or prior to the Closing Date.

          9.2 Indemnification by Buyer Subject to the limitations contained in
Section 9.3, Buyer shall indemnify and hold harmless Seller, its Affiliates and its and their respective officers, directors, stockholders, agents and employees and their respective heirs, successors and assigns (each a "Seller Indemnitee" and collectively, Seller Indemnities") against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

               (a) any breach of any representation and warranty made by Buyer to Seller herein or in any closing document delivered to Seller in connection herewith;

               (b) the breach by Buyer or failure of Buyer, directly or indirectly, including by virtue of action taken by its directors or officers acting in their capacity as such, to comply with any of the covenants or obligations of Buyer under this Agreement;

               (c) any Assumed Obligations to the extent any such Damage, is attributed to, arises out of or is related to the period after the Closing Date.; or

               (d) the ownership, use or operation of the Assets or Buyer from or after the Closing Date.

          9.3 Indemnification Thresholds and Limits. Neither the Seller Indemnities nor the Buyer Indemnities shall be entitled to indemnification pursuant to the terms of this Section 9 until the aggregate amount of all claims for indemnification by the Seller Indemnities, on the one hand, or the Buyer Indemnities, on the other hand exceed $25,000, but once such claims exceed $25,000, the Seller Indemnities, on the one hand, or the Buyer Indemnities, on the other hand, shall be entitled to indemnification for all indemnification claims over said amount up to a maximum of $250,000 (the "Indemnification Cap"), which Indemnification Cap shall be exclusive of all reasonable attorneys' fees, court costs and related expenses incurred by the party being indemnified hereunder. Notwithstanding the foregoing, there shall be no threshold or time or dollar limit on claims for indemnification pursuant to fraud or the breach by a party hereto of its obligations to make payments to another party hereto. The parties hereto acknowledge, agree and confirm that the Indemnification Cap is intended by the parties to be the maximum amount that may be recovered against any party hereto as a result of Damages arising out of this Agreement (other than reasonable attorneys' fees, court costs and related expenses).

          9.4 Indemnification Procedures. In the event an indemnified party seeks or expects to seek indemnity for any Damage arising out of or in connection with a claim, demand, cause of action or proceeding by a third party, the indemnifying party shall promptly notify the indemnified party in writing of the nature of the Damages (the "Indemnification Notice"). The indemnifying party shall have the right to assume the defense thereof and the indemnifying party shall not be liable to any indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if the indemnifying party elects not to assume in writing such defense within fifteen (15) days after the Indemnification Notice or counsel for the indemnifying parties advise that because of conflicts of interest between the indemnifying party and the indemnified parties such counsel cannot, as a matter of professional responsibility, represent both the indemnified parties and the identifying parties (it being agreed by the parties that the indemnified party shall not be obligated to waive any conflict of interest of such counsel), then the indemnified parties may retain counsel satisfactory to them, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefore are received. In no event shall an indemnifying party be liable for the fees and expenses of more than one separate law firm for all indemnified parties. So long as the indemnifying party is defending in good faith such third party Damage, the indemnified party shall not settle or compromise such third party claim without the indemnifying party's prior written consent. The indemnified party shall make available to the indemnifying party or its representatives all personnel records and other materials reasonably required by them for use in contesting any third party Damage and shall cooperate fully with the indemnifying party in the defense of such Damage. In case any event shall occur which would otherwise entitle an indemnified party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of (1) any tax savings realized by such party with respect thereto, or (2) any proceeds received by such party from any insurance policies with respect thereto.

10.       GENERAL PROVISIONS AND OTHER AGREEMENTS

          10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered by certified mail (return receipt requested) or sent by a recognized next business day courier (with written acknowledgment of receipt by the recipient) to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) If to Buyer:

                  Internetworking Sciences Corporation.
                  15960 Midway,
                  Addison, Texas  75001
                  Attn:  Mark Hilz, Chief Executive Officer

                    with a copy to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana, 35th Floor
                  Houston, Texas 77002-2764
                  Attn:  Nick D. Nicholas

               (b) If to Seller:

                  Mr. Drew Spesard

                  President and Chief Executive Officer
                  Internetwork Experts, Inc.
                  5314 Arapaho Road #107
                  Dallas, Texas 75248

                    with a copy to:

                  Liddell, Sapp, Zively, Hill and LaBoon
                  2001 Ross Ave, #3000

                  Dallas, Texas 75201
                  Attn: Larry Ginsburg

          10.2 Fees and Expenses. Seller and Buyer shall each pay all of their own Transaction Expenses.

          10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

          10.4 Facsimile; Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          10.6 Binding Effect. This Agreement shall be binding upon and inure to
the  benefit  of  the  parties  hereto  and  their   respective   heirs,   legal
representatives, successors and permitted assigns.

          10.7 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

          10.8 Attorneys' Fees. In the event that any Proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the party to such Proceeding shall be entitled to receive as part of any award, judgment, decision or other resolution of such Proceeding its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such Proceeding, the parties in such settlement may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

          10.9 Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Dallas County, Texas and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

          10.10 Assignability. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other party to this Agreement.

          10.11 Entirety. This Agreement and the documents executed and delivered pursuant hereto, executed on the date hereof or in connection herewith, contain the entire agreement among the parties with respect to the matters addressed herein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

          10.12 Amendment. This Agreement and schedules hereto may be amended by the parties hereto at any time; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

          10.13 Governing Law. This Agreement shall be governed by, construed and entered in accordance with the substantive laws of the State of Texas without regard to principles of choice or conflict of law.

          10.14 Settlement of Disputes.

               (a) Mediation; Arbitration. For a period of thirty (30) days after any controversy or claim arises out of or relating to this Agreement, or the breach hereof (the "Pre-Arbitration Period"), both parties shall, as their sole and exclusive remedy, attempt in good faith to negotiate the resolution of such controversy or claim. Such negotiations shall include submitting the controversy or claim to nonbinding mediation before a neutral third party. Mediation shall be conducted and administered by the American Arbitration Association ("AAA") under its rules and the costs thereof shall be shared equally by the parties to such mediation. If any such controversy or claim remains unresolved after the expiration of the Pre-Arbitration Period, then Buyer and Seller, as their sole and exclusive remedy, shall submit such controversy or claim for settlement to arbitration pursuant to the following procedures:

                           (i) After expiration of the  Pre-Arbitration  Period,
                  either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator appointed by such party demanding arbitration, together with a statement of the matter in controversy;

                           (ii) Within  thirty  (30) days after  receipt of such
                  demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator. If such party fails to name an arbitrator, then the second arbitrator shall be named by the AAA. The two arbitrators selected shall name a third arbitrator within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA;

                           (iii) Each party shall bear its own arbitration costs
                  and expenses. The arbitration hearing shall be held in Dallas, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the AAA shall be used and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply;

                           (iv) The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the award thereon shall be made within fifteen
                  (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding and judgment on such award may be entered by either party in a court of competent jurisdiction; and

                           (v) The parties stipulate that the provisions of this
                  Section 10.14 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court of before any administrative tribunal with respect to any controversy or dispute arising out of this agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

          Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of any arbitration hereunder without the prior written consent of such other party.

               (b) Emergency Relief. Notwithstanding anything in Section 10.14(a) to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

                  (i) Jurisdiction. In connection only with the provisions of this Section 10.14(b), each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Dallas County, for the purposes of any action arising out of this agreement, or the subject matter hereof or thereof, brought by any other party under this
                           Section 10.14(b).

                  (ii) Waiver of Defenses. In connection only with the provisions of this Section 10.14(b), to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action brought under this Section 10.14(b), any claim (1) that it is not personally subject to the jurisdiction of the above-named courts, (2) that the action is brought in an inconvenient forum, (3) that it is immune from any legal process with respect to itself or its property,
                           (4) that the venue of the suit, action or proceeding is improper, or (5) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          10.15 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, notwithstanding the provision of
Section 10.14 hereof, each of the parties agrees that the other party shall be entitled to enforce specifically this Agreement and the terms and provisions hereof.

                             Signature Page Follows

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                            SELLER:

                                     INTERNETWORK EXPERTS, INC.

                                     By:____________________________________

                                        Drew Spesard
                                        President

                                     BUYER:

                                     INTERNETWORKING SCIENCES CORPORATION

                                     By:____________________________________

                                        Mark T. Hilz
                                        President and Chief Executive Officer

                          Board of Directors Resolution

                                October 26, 2000

The Board of Directors for Internet Experts, Inc., a Texas corporation, hereby authorizes the delivery of Assets as defined in the "Asset Purchase Agreement" to Internetworking Sciences Corp., a Delaware corporation, to be executed on October 27, 2000.



X        ____________________________  Date:  _____________
         Gregory W. Cernosek
         Secretary

X        ____________________________  Date:  _____________
         L. Andrew Spesard
         Chairman

                             Secretary's Certificate

          The undersigned, Patricia L. Winstead, being duly elected and qualified secretary of Internet Sciences Corporation, a Delaware corporation (the "Company"), hereby certifies pursuant to Section 6.1(a) of that certain Asset Purchase Agreement dated October 27, 2000 ("the Agreement"), among Company and Internetwork Experts, inc. (Capitalized terms used herein are used as defined in the Agreement).

          The following individuals are the duly elected, qualified and acting officers of the Company and hold the office set forth opposite their respective names as of the date hereof, and the signatures set forth opposite their respective names and titles of said officers are their true and authentic signatures.

          Name                     Title                     Specimen Signature

          Mark T. Hilz             Chief Executive Officer

          Patricia L. Winstead     Secretary


         -----------------------------------------------------------------

          IN WITNESS HEREOF, the undersigned has executed this Certificate as of October 27, 2000.

                                                        -----------------------
                                                        Patricia L. Winstead
                                                        Secretary

          I, Mark T. Hilz, the Chief Executive Officer of the Company, do hereby certify that Patricia L. Winstead is the truly elected, qualified and acting Secretary of the Company and that her signature set forth above is her true and authentic signature.

                                                        -----------------------
                                                        Mark T. Hilz
                                                        Chief Executive Officer

                             SECRETARY'S CERTIFICATE

The undersigned, Gregory W. Cernosek, being duly elected and qualified Secretary of Interwork Experts, Inc., a Texas corporation (the "Company"), hereby certifies pursuant to Section 6.1(d) of that certain Asset Purchase Agreement dated October 27, 2000 ("the Agreement"), among Company and Internetworking Science Corp. (Capitalized terms used herein are used as defined in the Agreement).

          The following individuals are the duly elected, qualified and acting officers of the Company and hold the office set forth opposite their respective names as of the date hereof, and the signatures set forth opposite their respective names and titles of said officers are their true and authentic signatures.

          Name                   Title                       Specimen Signature

          L. Andrew Spesard      Chief Executive Officer

          Gregory W. Cernosek    Secretary


         -----------------------------------------------------------------
IN WITNESS HEREOF, the undersigned has executed this Certificate as of October 27, 2000.

                                                        -----------------------
                                                        Gregory W. Cernosek
                                                        Secretary

         I, L. Andrew Spesard, the Chief Executive Officer of the Company, do hereby certify that Gregory W. Cernosek is the truly elected, qualified and acting Secretary of the Company and that her signature set forth above is her true and authentic signature.

                                                        -----------------------
                                                        L. Andrew Spesard
                                                        Chief Executive Officer

                                Schedule 2.1 (a)

                              INVENTORY IN TRANSIT

The Seller claims the following Inventory in Transit:

NONE

                                Schedule 2.1 (d)

                                VENDOR CONTRACTS

The Seller has identified the following list of Vendor Contracts:

Cisco Systems Professional Services Subcontract

                                Schedule 2.2 (a)

                              RETAINED ENGAGEMENTS

The Seller has identified the following transferred engagements:

Verizon Communications              Tampa, FL

                                Schedule 2.2 (f)

                                  REAL PROPERTY

The Seller claims the following real Property to be sold to buyer:

NONE

                               Schedule 2.4 (a) iv

                           Equipment Lease Obligations

The Seller has identified the following Equipment Lease Obligations to be transferred:

Description                              Leasing Company      Monthly Obligation

Dell Inspiron 7000 Notebook Computers
   (Qty 4; lease date 10/1999)           Dell Financial Services   $594.88
Dell Inspiron 7500 Notebook Computers
   (Qty 1; lease date 3/2000)            Dell Financial Services   $163.23
Dell Inspiron 7500 Notebook Computers
   (Qty 3; lease date 6/2000)            Dell Financial Services   $464.28

                               Schedule 2.4 (a) v

                            Office Lease Obligations

The Seller has identified the following Office Lease Obligations to be transferred:

Description
Kensington Executive Suites, #107, 5314 Arapaho Rd, Dallas, TX

Months Remaining          Monthly Obligation
        4                      $768.25

* Any/all refunded lease deposits shall return to Seller.

                                  Schedule 2.8

                              Warranty Obligations

The Seller has identified the following Warranty Obligations to be transferred to Buyer:

NONE

                                  Schedule 3.3

                             Consents and Approvals

The Seller has identified the following Consents and Approvals to complete the Asset Purchase:

NONE

                                  Schedule 3.5

                                      LIENS

The Seller has identified the following Leins associated with any transferred assets:

NONE

                                  Schedule 3.6

                          INVESTIGATION AND LITIGATION

The Seller has identified the following pending Investigation and Litigation:

NONE

                                  Schedule 3.10

                                    CONTRACTS

The Seller has identified the following Vendor Contracts and Transferred Engagement Contracts (and attached copies of):

                                Schedule 2.1 (C)

                             TRANSFERRED ENGAGEMENTS

The Seller has identified the following Transferred Engagements:

Anadarko (Union Pacific Resources)                      Ft. Worth (Houston) TX
Fujitsu BCS                                                   Dallas TX
IBM Global Services                                           Austin TX
Metropolitan Regional Information Services              Rockville MD
NextJet                                                 Dallas TX
SBC                                                     Austin TX / Dallas TX
Avaya Communications
DFW Airport thru able Communications

SCHEDULE 5.6

                              Transferred Employees

1.        Greg Cernosek
2.        Teddy Bosey.
3.        Kenny Blankenship.
4.        Ben Ball
5.        Mike Schultz
6.        Troy Workman
7.        Stephanie Barnes
8.        Traci Chrisman

                                Schedule 2.1 (b)

                                  Customer List

The Seller has identified the following Customer List:

ABC RADIO NETWORKS                                      DALLAS, TX
ABLE COMMUNICATIONS                                     ARLINGTON, TX
ACCOR                                                   DALLAS, TX
ADVANCE PARADIGM                                        DALLAS, TX
ALLEGIANCE TELECOM                                      DALLAS, TX
ANADARKO (UNION PACIFIC RESOURCES)                      FT. WORTH (HOUSTON) TX
AUSTIN COMMERCIAL                                       DALLAS, TX
AVAYA COMMUNICATIONS                                    DALLAS, TX
CANTONI FURNITURE                                       DALLAS, TX
CAPROCK COMMUNICATION                                   DALLAS, TX
CCS                                                     DALLAS, TX
CHILLECOTHE MUNICIPLE UTILITIES (MO)                    Chillocothe, mo
CHOICE SOLUTIONS, INC.                                  COLLEYVILLE, TX
COMACHE CTY TEL.                                        FT. WORTH TX
COMPUTER TECH                                           DALLAS, TX
CONVERGENT COMMUNICATIONS                               DALLAS, TX
DALLAS MORNING NEWS                                     DALLAS, TX
DCS INFO SERVICE                                        DALLAS, TX
DFW AIRPORT                                             FT. WORTH, TX
EAST TEXAS MEDICAL CENTER (via SBC)                     TYLER, TX
EBBY HALLIDAY                                           DALLAS, TX
ENCENTRIS CORP.                                         DALLAS, TX
ENVIROSAFE, PHEONIX, AZ                                 PHEONIX, AZ
FIRST SAVINGS BANK                                      ARLINGTON, TX
FRITO LAY                                               PLANO, TX
FUJITSU BCS                                             DALLAS, TX
GLOBAL COMPUTER CORP                                    DALLAS, TX
GTE                                                     IRVING, TX / TAMPA, FL
HENSEL PHELPS                                           DALLAS, TX
HOMESTORE.COM, LOS ANGELES, CA                          LOS ANGELES, CA
HRC (HUMAN RESOURCES CORP)                              DALLAS, TX
IBM GLOBAL SERVICES                                     AUSTIN, TX
INSIGHT ASSOCIATES                                      DALLAS, TX
INTELINET SYSTEMS                                       DALLAS, TX
IT GLOBAL SOLUTIONS                                     TULSA, OK
JC PENNEY                                               DALLAS, TX
JEFFERSON PROPERTIES, INC.                              DALLAS, TX
BAYLOR MEDICAL                                          DALLAS, TX
JPI (JEFFERSON PROPERTIES, INC)                         IRVING, TX
LANCASTER ISD                                           LANCASTER, TX
LEARN KEY                                               ST. GEORGE, UT
LINBECK CONSTRUCTION                                    HOUSTON, TX
LINCOLN                                                 DALLAS, TX
MAILBOX, INC.                                           DALLAS, TX
MATRIX TELECOM                                          BEDFORD, TX
METROPOLITAN REGIONAL INFORMATION SERVICES              ROCKVILLE, ND
MULTINET SOLUTIONS                                      SAN ANTONIO, TX

Schedule 2.1 (b)  CONTINUED

NEXTJET                                                 DALLAS, TX
NIS (NETWORK INTEGRATION SERVICES)                      DALLAS, TX
NORTEL                                                  RICHARDSON, TX
ORIGIN TECH BUSINESS                                    ARLINGTON, TX
ORION                                                   PLANO, TX
PENSON FINANCIAL SERVICES                               DALLAS, TX
PRO-LINK TECH                                           DALLAS, TX
PROSERVE                                                IRVING, TX
PSI TECHNOLOGIES                                        AUSTIN, TX
RADIOLOGIX                                              DALLAS, TX
REXEL CCW (CABLE CONNECTION WAREHOUSE)                  DALLAS, TX
SABINE GROUP                                            PLANO, TX
SAMMONS DISTRIBUTION                                    DALLAS, TX
SBC                                                     AUSTIN, TX (DALLAS, TX)
SERVICE911.COM                                          DALLAS, TX
SPECTRAPOINT WIRELESS                                   RICHARDSON, TX
STICKNETWORKS.COM                                       DALLAS, TX
SUMMIT BANK                                             FT. WORTH, TX
TELECOM TECHNOLOGIES INC. (TTI)                         RICHARDSON, TX
THE CONTAINER STORE                                     DALLAS, TX
USAA                                                    SAN ANTONIO, TX
VA MEDICAL CENTER                                       HOUSTON, TX
VERIZON COMMUNICATIONS                                  IRVING, TX (TAMPA, FL)
VHB TECHNOLOGIES                                        DALLAS, TX
VIRTUALLINC                                             DALLAS, TX

                            ARTICLES OF INCORPORATION

1.       Name of Corporation:    Internetwork Experts, Inc.
2.       Period of Duration:     Perpetual
3.       Lawful Purpose:         to engage an any or all lawful business for
                                 which Corporations may be incorporated under the Texas Business Corporation Act.

4.       Number of shares that the corporation is authorized to issue:
                                 Ten Million (10,000,000) no par value

5. "The corporation will not commence until it has received for the issuance of its shares consideration of the value of a stated sum which be at least one thousand dollars ($1,000.00), consisting of money, labor done, or property actually received."

6.       Name of the registered agent:  Lee A. Spesard
         Address of registered office:  18240 Midway Rd. #1701, Dallas, TX 75287

7.       Number of Directors:           two (2)
         Lee Andrew Spesard, 18240 Midway Rd. #1701, Dallas, TX 75287 Charles Ragan, 2513 Buck Drive, Mesquite, TX 75181

8.       Name (s) and Address (es) of incorporator (s):
         Lee Andrew Spesard, 18240 Midway Rd. #1701, Dallas, TX  75287

         Charles Ragan, 2513 Buck Drive, Mesquite, TX  75181

                               THE STATE OF TEXAS

                               SECRETARY OF STATE

APRIL. 7, 1997

     DREW SPESARD
     18240 MIDWAY RD. #1701
     DALLAS, TX  75287


     RE:
     INTERNET EXPERTS, INC.
     CHARTER NUMBER:  01440622-00

     IT HAS BEEN OUR PLEASURE TO APPROVE AND PLACE ON RECORD THE ARTICLES OF INCORPORATION THAT CREATED YOUR CORPORATION.

     AS A CORPORATION, YOU ARE SUBJECT TO STATE LAWS. SOME NON-PROFIT CORPORATIONS ARE EXEMPT FROM THE PAYMENT OF FRANCHISE TAXES AND MAY ALSO BE EXEMPT FROM THE PAYMENT OF SALES AND USE TAX ON THE PURCHASE OF TAXABLE ITEMS. IF YOU FEEL THAT UNDER THE LAW YOUR CORPORATION IS ENTITLED TO BE
     EXEMPT YOU MUST APPLY TO THE COMPTROLLER OF PUBLIC ACCOUNTS FOR THE EXEMPTION. THE SECRETARY OF STATE CANNOT MAKE SUCH DETERMINATION FOR YOUR CORPORATION.

     IF WE CAN BE OF FURTHER SERVICE AT ANY TIME, PLEASE LET US KNOW.

                                    VERY TRULY YOURS,


                                    ---------------------------
                                    Antonio O. Garza, Jr., Secretary of State

                      Texas Comptroller of Public Accounts

            CAROLE KEETON RYLANDER . COMPTROLLER. AUSTIN, TEXAS 78774

                                OCTOBER 27, 2000

Internetwork Experts Inc,.
18325 Dallas Parkway  #136
Dallas, TX  75287-8209


CERTIFICATE OF ACCOUNT STATUS

THE STATE OF TEXAS
COUNTY OF TRAVIS

I, Carole Keeton Rylander, Comptroller of Public Accounts of the State of Texas, DO HEREBY CERTIFY that according to the records of this office

                              INTERNETWORK EXPERTS

IS, AS OF THIS DATE, IN GOOD STANDING WITH THIS OFFICE HAVING NO FRANCHISE TAX REPORTS OR PAYMENTS DUE AT THIS TIME. This certificate is valid through the date that the next franchise tax report will be due, May 15, 2001.

This certificate is valid for purpose of conversion when the converted entity is subject to franchise tax as required by law. This certificate is not valid for the purpose of dissolution, merger, or withdrawal.

GIVEN UNDR MY HAND AND SEAL OF OFFICE in the City of Austin, this 27th day of October, 2000 A.D.

CAROLE KEETON RYLANDER
Comptroller of Public Accounts

Taxpayer number:  1-75-2699813-7
File number:               01440622-00

                     CONSULTING AND NONCOMPETITION AGREEMENT

         THIS CONSULTING AND NONCOMPETITION AGREEMENT (this "Agreement") is entered into effective as of the ___th day of October, 2000, by and between INTERNETWORKING SCIENCES CORPORATION, a Delaware Corporation, ("Company"), and DREW SPESARD, an individual ("Consultant").

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, certain of the assets of Internetwork Experts, Inc. ("Seller"), a company in which Consultant is a significant stockholder, are being sold and conveyed to Company pursuant to that certain Asset Purchase Agreement dated the date hereof by and among Company and Seller (the "Asset Purchase Agreement"); and

          WHEREAS, Consultant will benefit from such above-described transaction between Company and Seller; and

          WHEREAS, as a condition to the consummation of the transactions contemplated under the Asset Purchase Agreement, Consultant has agreed not to compete with Company and to provide certain consulting services to Company as set forth below;

          NOW THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between Company and Consultant as follows:

                                    ARTICLE I

                         NONCOMPETITION; CONFIDENTIALITY

          1.1 Noncompetition. In order to protect the Company and its investments and in consideration of Company's agreement to acquire the Assets (as defined in the Asset Purchase Agreement), Consultant hereby agrees that for a period of two (2) years after the date of this Agreement, Consultant shall not directly or indirectly, for itself or as a partner, officer, principal, director, stockholder, holder of any equity security, employee, employer, agent, consultant or in any other individual or representative capacity whatsoever:

(a) Contact, solicit, attempt to solicit, interfere with, divert or take away any of the customers set out on the Customer List (as such term is defined in the Asset Purchase Agreement) in connection with any business similar to the Prohibited Activities, nor interfere or compete with Company in connection with such customers; or

(b) Induce or attempt to induce any employee of Company or its Affiliates to leave the employ of Company or its Affiliates, or in any way interfere with the relationship between Company or its Affiliates and any employee, vendor, supplier or other business relation of Company. For the purposes of this Section 1.1, the term "Affiliates" shall mean I-Sector Corporation, the parent organization  of  Company  or any other  wholly-owned  subsidiary companies owned by I-Sector Corporation or any subsidiary companies owned by Company.

(c)            Offer  employment   directly  or  indirectly  to  anyone  of  the
               transferred employees listed below for a period of 18 months.

               1.       Greg Cernosek
               2.       Teddy Bosey.
               3.       Kenny Blankenship.
               4.       Ben Ball
               5.       Mike Schultz
               6.       Troy Workman
               7.       Stephanie Barnes
               8.       Traci Chrisman


          1.2  Remedies.  Consultant  agrees that in the event of breach of this
Article I, Company would be irreparably injured and be without an adequate remedy at law. Therefore, in the event of such a breach, or attempted breach of any of the provisions hereof, Company shall be entitled to enforce, in addition to any other remedies which are made available to it at law or in equity, to a temporary and/or permanent injunction and a decree for the specific performance of the terms of this Article I.

          1.3 Invalid Provisions. To the extent permitted by applicable law, if any provision of this Article I is held to be illegal, invalid or unenforceable under present or future laws effective during the Term hereof, then such provision shall be fully severable. However, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision an arbitor shall construct a new provision that shall be added automatically as a part hereof a provision, as similar in the terms to such illegal, invalid or unenforceable provision as is legal, valid and enforceable at such time.

          This Agreement shall be deemed to consist of a series of separate covenants. Consultant expressly agrees that the character, duration and geographical scope of this Article I are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration and geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of both Company and Consultant that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Consultant which are necessary to assure Company of the intended benefit of this
Article I. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein, because taken together they are more extensive than necessary to assure Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in such jurisdiction.

ARTICLE II

CONSULTING SERVICES


          1.1 Consulting. Consultant agrees to use commercially reasonable best efforts to provide consulting services as reasonably requested by Company to assist with the transition of the customers on the Customer List and the integration of the Transferred Employees within Company, provide other information as may be needed by Company from time to time during the term of this agreement to facilitate a smooth transition of the business of Seller to Company, and such other matters as Company may reasonably request. Consultant shall not be required to devote more than 20 hours to the performance of Services hereunder during the term of this agreement.

          1.2 Term. The term of this Agreement shall be from the date of the Closing (as defined in the Asset Purchase Agreement) (the "Effective Date") for a period of 150 days thereafter (the "Term").

          1.3 Manner of Performance. During the Term, Consultant shall perform the Services requested of him to the best of his ability to advance the business and welfare of Company. Consultant will abide by all laws, rules and regulations that apply to the performance of the Services and Company shall not request that Consultant provide any Services that would violate any such laws, rules or regulations.

          1.4 Independent Contractor. The parties agree that Consultant is an independent contractor and that Consultant shall not be considered under this Agreement or otherwise to be an employee or agent of Company. Consultant shall be legally responsible for his own taxes. Consultant shall not have the power to legally bind Company and is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility, including, without limitation, contractual obligations, on behalf of Company. If and when Company requests in writing, Consultant agrees to provide Company with necessary documentation to support Consultant's independent contractor status under all applicable laws.

ARTICLE III

COMPENSATION

          3.1 Performance Cash Payment. Company shall pay Consultant a single cash payment (the "Performance Cash Payment") that will vary depending upon the amount of professional services revenue (and excluding any product sales revenues) generated by Company during the 150 days following the Closing Date(the "Gross Revenue Period") to the specific group of customers on the Customer List attached hereto as schedule 3.2. This Performance Cash Payment will be payable within five (5) days after a final determination of Gross Service Revenue as set forth in Section 3.5. This Performance Cash Payment will vary in accordance with the amount of Gross Service Revenue. The amount of the Gross Service Revenue Payment shall be zero (0) if Gross Service Revenue is less than $350,000.00; or $30,000.00 if Gross Service Revenue is between $350,000.00 and $474,999.99; or $38,500.00 if Gross Service Revenue is between $475,000.00 and $599,999.99;  or $47,000.00 if Gross Service Revenue is between  $600,000.00 and $699,999.99;  or $55,000.00 if Gross Service Revenue is between  $700,000.00 and $799,999.00; or $72,000.00 if Gross Service Revenue is between $800,000.00 and $999,999.99; or $89,000.00 plus one percent (1%) of the amount of Gross Service Revenue above $1,000,000.00 if Gross Service Revenue is more than $1,000,000.00

          3.2 Stock Options. Within 30 days following the determination of Gross Service Revenue during the Gross Revenue Period as set forth in Section 3.3 below, Company will issue a stock option contract to Consultant. The number of shares contained in such stock option contract shall vary depending upon the amount of Gross Service Revenue. The number of shares shall be 7,500 if Gross Service Revenue is less than $350,000.00; or 12,500 if Gross Service Revenue is between $350,000.00 and $474,999.99; or 25,000 if Gross Service Revenue is between $475,000.00 and $599,999.99; or 30,000 if Gross Service Revenue is between $600,000.00 and $699,999.99; or 37,500.00 if Gross Service Revenue is between $700,000.00 and $799,999.00; or 50,000 if Gross Service Revenue is equal to or greater than $800,000.00.

          3.3 Determination of Gross Service Revenue. Within thirty (30) days after the Gross Service Revenue Period, Company shall deliver to Consultant a written statement (the "Gross Service Revenue Statement") setting forth the amount of total services revenues generated from the specific customers shown on
Schedule 2.1(b) during the Gross Service Revenue Period, and excluding any product sales revenues (the "Gross Service Revenue"). The Gross Service Revenue Statement shall be certified by an officer of Company to the effect that such statement reflects the total Gross Service Revenue for the Gross Service Revenue Period and that such Gross Service Revenue was determined consistent with generally accepted accounting practices and with Company's normal revenue recognition policies. Within five (5) days after its receipt of the Gross Service Revenue Statement, Consultant shall deliver to Company a written acceptance of the Gross Service Revenue reflected thereon or a written notice that Consultant desires to review Company's books and records related to the Gross Service Revenue Period. Consultant shall complete any such review within thirty (30) days after its receipt of the Gross Service Revenue Statement. To the extent that any such review indicates that the Gross Service Revenue reflected on the Gross Service Revenue Statement was inaccurate, the Gross Service Revenue and the Gross Service Revenue Payment shall be adjusted accordingly. If Company and Consultant are unable to resolve any dispute concerning the Gross Service Revenue for the Gross Service Revenue Period through the procedure outlined above, such unresolved dispute shall be submitted for further determination to a nationally or regionally recognized accounting firm to be mutually selected by Company and Consultant, and the determination by such accounting firm shall be made within thirty (30) days following the submission to them of such dispute and shall be binding upon Consultant and Company. Consultant and Company shall each bear fifty percent (50%) of the fees and expenses of such accounting firm resolving such dispute.

ARTICLE IV

MISCELLANEOUS

          4.1 Entire Agreement. This Agreement, the Asset Purchase Agreement and other contemporaneously executed documents supersede all prior agreements between the parties (written or oral) with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms of this agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          4.2 Notices. Any notice, demand, offer, exercise of an option or other written instrument required or permitted to be given, made, or sent hereunder shall be in writing, signed by the party giving or making the same, and shall be sent in the manner prescribed in the Asset Purchase Agreement.

          4.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

          4.4 Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Dallas County, Texas, and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

          4.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          4.6 Assignability. This Agreement may not be assigned by either party except with the prior written consent of the other party.

          4.7 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable, such provisions shall be modified to the extent necessary to render such provision enforceable and, if necessary, shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision was so modified as of the date hereof, or never comprised a part hereof, as the case may be; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision.

          4.8 Counterparts; Facsimiles. This Agreement may be executed by the parties hereto in counterparts. Facsimile signatures shall be valid.

          4.9 Attorneys' Fees. The prevailing party in any dispute arising out of this Agreement shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by such party in enforcing this Agreement.

          4.10 Defined Terms. Capitalized terms used herein that are not defined herein shall have the meaning set forth in the Asset Purchase Agreement dated the date hereof by and among Company and Seller.



                             Signature Page Follows

          IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

                                            COMPANY:

                                            INTERNETWORKING SCIENCES CORPORATION



                                            By:_________________________________
                                                     Mark T. Hilz,
                                                     Chief Executive Officer



                                            CONSULTANT:

                                            By:_________________________________

                                                     Drew Spesard,
                                                     Individual